                                                               EXHIBIT (a)(3)(C)


                             GOING PRIVATE STATEMENT

               OFFER TO SETTLE BY REAL ESTATE INCOME PARTNERS III


                THE OFFER WILL EXPIRE AT 5:00 P.M., CENTRAL TIME,
          ON JANUARY 15, 2002, UNLESS THE OFFER IS EXTENDED OR RENEWED


      This Going Private Statement (this "Statement") is being furnished to the limited partners and other holders of limited partner interests (collectively, the "Limited Partners") in Real Estate Income Partners III, a Delaware limited partnership (the "Partnership"), in connection with the accompanying Notice of Offer to Settle Class and Derivative Action Claims (the "Offer Notice") and related Settlement Agreement and Release (the "Settlement Agreement").

      By means of the Offer Notice, the Partnership is offering to pay and distribute to the Limited Partners their full ratable share of the remaining funds held by the Partnership in return for their agreement to settle purported class action and derivative lawsuits pending against the Partnership, Birtcher/Liquidity Properties, a California partnership, the Partnership's general partner ("General Partner"), and other named defendants. As part of the Partnership's offer, the General Partner will pay each Limited Partner who accepts the offer $1.00 in exchange for an assignment of the Limited Partner's residual interest in the Partnership representing the right of the Limited Partner to participate in any future settlement amount or award to the plaintiffs in the pending lawsuits or any similar lawsuits. The terms of the offer to settle are described in the Offer Notice, the Settlement Agreement and this Statement, which together constitute the offer to settle (the "Offer to Settle").

      The Offer to Settle does not involve a tender offer or proxy solicitation within the meaning of the federal securities laws; however, because of the possibility that the Offer to Settle will result in the deregistration of the limited partner interests under the Securities Exchange Act of 1934, it constitutes a so-called going private transaction within the meaning of those laws. See "The Offer to Settle - 14. Certain Effects of the Offer to Settle." This Statement and the Offer to Settle are intended to comply with the Securities and Exchange Commission's going private rules.

      NEITHER THE OFFER TO SETTLE NOR THIS STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER TO SETTLE OR THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNER.

      THE GENERAL PARTNER MAKES NO RECOMMENDATION AS TO WHETHER LIMITED PARTNERS SHOULD ACCEPT THE OFFER TO SETTLE, AND NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION ON THE PARTNERSHIP'S BEHALF.

                               SUMMARY TERM SHEET

      This summary term sheet and the Offer Notice contain a series of brief questions and answers regarding the material provisions of the Offer to Settle. These questions and answers are meant to help you understand the Offer to Settle. They are no substitute for the more detailed information contained in the remainder of this Statement and in the Offer Notice and Settlement Agreement, and the information contained in this summary term sheet is qualified in its entirety by the descriptions and explanations contained in the later pages of this Statement and in the Offer Notice and Settlement Agreement. You are urged to carefully read this entire Statement, the Offer Notice, and the Settlement Agreement prior to making any decision whether or not to accept to the Offer to Settle.

Q.    WHO IS MAKING THE OFFER TO SETTLE?

A. The Offer to Settle is being made by the Partnership, on its own behalf, and on behalf of the General Partner and its affiliates and other named defendants in the class action and derivative lawsuits pending against the Partnership and other defendants. See "The Offer to Settle - 1. Extension of the Offer to Settle."

Q.    WHY IS THE PARTNERSHIP MAKING THIS OFFER?

A. Under the terms of the Partnership's partnership agreement, the remaining funds held by the Partnership are to be distributed to the Limited Partners once the Partnership has provided for all liabilities and obligations of the Partnership, including contingent liabilities. The purpose of the Offer to Settle is to enable the Partnership to immediately pay and distribute to the Limited Partners who choose to accept it their ratable share of the remaining funds held the Partnership even though the pending lawsuits remain unresolved as to the plaintiff or other Limited Partners. The General Partner believes that the Partnership is obligated under the partnership agreement to indemnify the General Partner and the other defendants for costs and liabilities that they incur in connection with the pending lawsuits. The General Partner has caused the Partnership to retain the remaining funds of the Partnership to meet this potential indemnification obligation. To date, we have been unable to reach an overall settlement of the lawsuits; however, to the extent that some or all of the Limited Partners are willing to individually settle the lawsuits, the potential liability to the General Partner and other defendants in the lawsuit and the corresponding potential indemnification obligation of the Partnerships are reduced, which the General Partner believes warrants a return to the settling Limited Partners of their ratable share of Partnership funds. See "Special Factors - 1. Background of the Offer to Settle," "Special Factors - 2. Purpose of the Offer to Settle" and "The Offer to Settle - 13. Certain Effects of the Offer to Settle."

Q.    HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER TO SETTLE?

A. You have until 5:00 P.M., Central time, on January 15, 2002 (the "Expiration Date") to accept the Offer to Settle. We reserve the right, however, to extend or renew the Offer to Settle and to provide a subsequent opportunity for you to accept it. If the Offer to Settle is extended or renewed, we will so notify the Limited Partners at that time. See "The Offer to Settle - 2. Procedure for Accepting the Offer to Settle" and "The Offer to Settle - 14. Extension of Expiration Date; Renewal of Offer to Settle." You should be aware that, if you choose to accept the Offer to Settle and your acceptance is received on or before December 28, 2001, the 2001 tax year will be the final year for which you will receive a Form K-1 from the Partnership.

Q.    ARE THERE ANY CONDITIONS TO THE OFFER TO SETTLE?

A.    No.

Q.    HOW DO I ACCEPT THE OFFER TO SETTLE?

A. To accept the Offer to Settle, you must sign the signature page to the Settlement Agreement and return it to the Information Agent prior to the Expiration Date. See "The Offer to Settle - 2. Procedure for Accepting The Offer to Settle."

Q.    IF I ACCEPT THE OFFER, HOW MUCH WILL I RECEIVE AND WHEN WILL I RECEIVE IT?

A. You will receive a check equal to $76.53 for each $1,000 of limited partner interest that you hold as promptly as practicable following the receipt of your signed signature page to the Settlement Agreement. See "The Offer to Settle - 2. Procedure for Accepting the Offer to Settle."

Q.    HOW DOES THIS AMOUNT COMPARE WITH PRIOR SETTLEMENT AMOUNTS?

A. It is less, because of ongoing expenses incurred by the Partnership in defending against the pending lawsuits and administering the Partnership. In October and December 2000, we settled the pending lawsuits with the holders of approximately 44% of the limited partner interests in the Partnership in exchange for payment to the settling holders of their pro rata share of Partnership funds of approximately $85 per $1,000 of original investment, plus a nominal payment of $1.00 from the General Partner. This compares to Partnership funds of $76.53 per $1,000 of original investment that currently are available and will be distributed to Limited Partners who accept the Offer to Settle.

Q. HOW DOES THIS AMOUNT COMPARE WITH AMOUNTS I MAY RECEIVE IF I DO NOT ACCEPT THE OFFER TO SETTLE?

A. If you do not accept the Offer to Settle, your limited partner interest will remain outstanding and you will continue to have the right to your ratable share of the remaining funds of the Partnership as they are distributed by the Partnership. We currently intend not to make any distribution of Partnership funds, other than pursuant to the Offer to Settle, until the pending lawsuits are settled or finally resolved or terminated. If you do not accept the Offer to Settle, your ratable share of Partnership funds will continue to be depleted by ongoing expenditures for costs of defense of the pending lawsuits and expenses of administering the Partnership pending resolution of the lawsuits, so your share of any future Partnership distributions would be less than your share of current Partnership funds. However, if you do not accept the Offer to Settle, you will retain your right to participate in any eventual settlement or award to the plaintiffs in the pending lawsuits. The actual amount you may eventually receive by way of Partnership distributions or a settlement or award in the pending lawsuits depends upon a number of factors, including:

      -     The terms of any possible future settlement of the lawsuits.

      - The outcome of any trial in the lawsuits and any appeals from the results of any trial.

      - The ability of the General Partner and other defendants to pay any judgment that might be awarded the plaintiff in the lawsuits.

      - The timing of any settlement or judgment, and the duration of the appeals process and similar matters.

      None of these factors can be predicted. As a result, the amount you may receive in the future if you do not accept the Offer to Settle may be less or more than the amount being offered in the Offer to Settle. See "Special Factors
- 4. Certain Effects of the Offer to Settle" and "The Offer to Settle - 13. Certain Effects of the Offer to Settle."

Q.    CAN I REVOKE MY ACCEPTANCE OF THE OFFER?

A. Yes. You may revoke your acceptance at any time before the Partnership pays and distributes your ratable share of Partnership funds pursuant to the Offer to Settle. See "The Offer to Settle - 3. Revocation Rights."

Q. WHAT IS THE EFFECT OF THE SETTLEMENT AND RELEASE CONTAINED IN THE SETTLEMENT AGREEMENT?

A. By accepting the Offer to Settle and signing the Settlement Agreement, you agree to release and discharge any and all claims, actions, causes of action, suits and other matters that are part of the pending lawsuits or could have been asserted by you as a Limited Partner. This includes matters that you do not know of or suspect.

Q. IS THE PARTNERSHIP'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO ACCEPT THE OFFER TO SETTLE?

A. No. We believe that the Partnership's financial condition is not an important consideration to your decision whether to accept the Offer to Settle, because:

      -     The Offer to Settle is being made to all Limited Partners.

      - Limited Partners who accept the Offer to Settle will receive no more than their ratable share of the remaining funds held by the Partnership.

Q.    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO SETTLE?

A. Your receipt of funds pursuant to the Offer to Settle will be taxable for federal income tax purposes to the extent, if any, that the funds exceed your tax basis in your limited partner interest. You should consult your own tax adviser, however, about the particular tax consequences to you of accepting the Offer to Settle, including the tax consequences under applicable state, local or foreign laws. See "The Offer to Settle - 10. Material Federal Income Tax Considerations."

Q.    ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

A. No. You have no appraisal rights in connection with the Offer to Settle. See "The Offer to Settle - 12. Certain Regulatory Approvals; Appraisal Rights."

Q.    WHAT IS THE MARKET VALUE OF MY LIMITED PARTNER INTERESTS?

A. There is no established trading market for the limited partner interests, and the Partnership is in the process of winding up and has no business other than administration of the remaining funds held by the Partnership. See "The Offer to Settle - 5. Description of Limited Partner Interests" and "The Offer to Settle - 7. Certain Information Concerning the Partnership."

Q.    WHO CAN I CALL WITH QUESTIONS?

A. You can call our Information Agent, ACS Securities Services, Inc. at 1-888-387-5387 with any questions you may have.

Q.    DOES THE GENERAL PARTNER RECOMMEND THAT I ACCEPT THE OFFER TO SETTLE?

A. No. The General Partner makes no recommendation as to whether to accept the Offer to Settle. You are urged to evaluate all the information in this Statement and in the Offer Notice and Settlement Agreement and consult your own investment and tax advisers before making your own decision whether to accept the Offer to Settle.

Q.    DOES THE GENERAL PARTNER BELIEVE THE OFFER TO SETTLE IS FAIR?

A. As noted above, the General Partner is making no recommendation regarding the Offer to Settle. The General Partner nonetheless believes that the Offer to Settle is fair to the Limited Partners because:

- The Offer to Settle will enable each Limited Partner who accepts it to receive an immediate distribution of the Limited Partner's ratable share of the remaining Partnership funds, which is the final purpose of the Partnership.

- Limited Partners who do not accept the Offer to Settle will remain as Limited Partners and will be entitled to participate in any future settlement amount or award that may eventually be rendered in favor of the plaintiff in the pending lawsuits.

      The General Partner also believes that the Offer to Settle is fair procedurally, in view of the facts that:

      - Each Limited Partner is free to choose whether to accept the Offer to Settle.

      - The Offer to Settle is not conditioned upon any minimum rate of acceptance by the Limited Partners.

      - The Offer to Settle is a renewal of a prior offer to settle that was made to the Limited Partners in December 2000 only after notice to the plaintiff in the pending lawsuits and a hearing in which the Delaware court permitted the dissemination of the offer.

Q.    HAS ANYONE ELSE MADE A RECOMMENDATION REGARDING THE OFFER TO SETTLE?

A. Yes. As part of its order, the Delaware court required us to include the written statement of counsel for the plaintiff in the Delaware action, which recommends against acceptance of the Offer to Settle. You should carefully consider the plaintiff's counsel's statement in the Offer Notice before determining whether to accept the Offer to Settle.


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
                                TABLE OF CONTENTS

                                                                            Page
SUMMARY TERM SHEET........................................................    2


SPECIAL FACTORS...........................................................    7

1.    BACKGROUND OF THE OFFER TO SETTLE...................................    7
2.    PURPOSE OF THE OFFER TO SETTLE......................................    9
3.    TERMS OF THE SETTLEMENT AGREEMENT...................................   10
4.    CERTAIN EFFECTS OF THE OFFER TO SETTLE..............................   10
5.    CONFLICT OF INTEREST AND POSITION OF THE GENERAL PARTNER............   11

THE OFFER TO SETTLE.......................................................   12

1.    EXTENSION OF THE OFFER TO SETTLE....................................   12
2.    PROCEDURE FOR ACCEPTING THE OFFER TO SETTLE.........................   12
3.    REVOCATION RIGHTS...................................................   12
4.    PAYMENT AND DISTRIBUTION OF PARTNERSHIP FUNDS.......................   13
5.    DESCRIPTION OF LIMITED PARTNER INTERESTS............................   13
6.    BACKGROUND AND PURPOSE OF THE OFFER TO SETTLE.......................   13
7.    CERTAIN INFORMATION CONCERNING THE PARTNERSHIP......................   13
8.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......   14
9.    SOURCE AND AMOUNT OF FUNDS..........................................   15
10.   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..........................   15
11.   TRANSACTIONS AND ARRANGEMENTS CONCERNING THE LIMITED PARTNER
      INTERESTS...........................................................   15
12.   CERTAIN REGULATORY APPROVALS; APPRAISAL RIGHTS......................   16
13.   CERTAIN EFFECTS OF THE OFFER TO SETTLE..............................   16
14.   EXTENSION OF EXPIRATION DATE; RENEWAL OF OFFER TO SETTLE............   17
15.   FEES AND EXPENSES...................................................   17
16.   LEGAL MATTERS.......................................................   18
17.   EXPERTS.............................................................   18

                                 SPECIAL FACTORS

1.    BACKGROUND OF THE OFFER TO SETTLE

      So far as is known to the General Partner, the Partnership is not subject to any material pending legal proceedings, except for the following:

      Bigelow/Diversified Secondary Partnership's Fund 1990 Litigation

      On March 25, 1997, a Limited Partner named Bigelow/Diversified Secondary Partnership Fund 1990 L.P. filed a purported class action lawsuit in the Court of Common Pleas of Philadelphia County against Damson/Birtcher Partners, Birtcher Investors, Birtcher/Liquidity Properties, Birtcher Investments, L.F. Special Fund II, L.P., L.F. Special Fund I, L.P., Arthur Birtcher, Ronald Birtcher, Robert Anderson, Richard G. Wollack and Brent R. Donaldson alleging breach of fiduciary duty and breach of contract and seeking to enjoin the Partnership consent solicitation dated February 18, 1997 relating to the proposal to liquidate the Partnership's properties and dissolve the Partnership. On April 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On June 10, 1997, the court dismissed the plaintiff's complaint on the basis of lack of personal jurisdiction and forum non conveniens.

      On June 13, 1997, the Partnership's affiliated partnerships, Damson/Birtcher Realty Income Fund-I and Damson/Birtcher Realty Income Fund II, and their general partners, Damson/Birtcher Properties and Birtcher/Liquidity Properties, filed a complaint for declaratory relief in the Court of Chancery in Delaware against Bigelow/Diversified Secondary Partnership Fund 1990 L.P. The complaint seeks a declaration that the vote that the limited partners of the Partnership, Damson/Birtcher Realty Income Fund-I and Damson/Birtcher Realty Income Fund II took pursuant to their respective consent solicitations dated February 18, 1997 was effective to dissolve the respective partnerships and complied with applicable law, that the actions of the general partners in utilizing the consent solicitations to solicit the vote of the limited partners did not breach any fiduciary or contractual duty to such limited partners, and an award of costs and fees to the plaintiffs. The defendant answered the complaint. The plaintiffs dismissed the suit without prejudice in 2000.

      In September 1998, Bigelow/Diversified Secondary Partnership 1990 filed suit in the Delaware Chancery Court against Damson/Birtcher Partners, Birtcher Investors, Birtcher Liquidity Properties, Birtcher Investments, BREICORP, LF Special Fund I, LP, LF Special Fund II. LP, Arthur Birtcher, Ronald Birtcher, Robert Anderson, Richard G. Wollack and Brent R. Donaldson alleging a purported class action on behalf of the limited partners of Damson/Birtcher Realty Income Fund-I, Damson/Birtcher Realty Income Fund-II and Real Estate Income Partners III alleging breach of fiduciary duty and incorporating the allegations set forth in the previously dismissed March 25, 1997 complaint filed in the Court of Chancery of Philadelphia County.

      In March 2000, defendants informed the Court and plaintiff that they would bring a Motion for Summary Judgment against the named plaintiff based upon the allegations set forth in plaintiff's complaint. On April 4, 2000, plaintiff filed its First Amended Class Action and Derivative Complaint against Damson/Birtcher Partners, Birtcher Investors, Birtcher/Liquidity Properties, Birtcher Partners, Birtcher Properties, Birtcher Ltd., Birtcher Investments, BREICORP, L.F. Special Fund II, L.P., L.F. Special Fund I, L.P., Liquidity Fund Asset Management, Inc., Arthur Birtcher, Ronald Birtcher, Robert Anderson, Richard G. Wollack and Brent R. Donaldson, the Partnership, Damson/Birtcher Realty Income Fund-I and Real Estate Income Partners III, alleging breach of fiduciary duty, breach of contract, and a derivative claim for breach of fiduciary duty. Defendants have answered the First Amended Complaint. Plaintiff has engaged in preliminary discovery.

      In October 2000, the Partnership and the General Partner entered into a settlement agreement with Grape Investors, LLC, one of the Partnership's limited partners, pursuant to which Grape Investors agreed to accept a distribution of its ratable share of the funds held by the Partnership in return for settling the pending lawsuits. As the holder of an approximate 4.533% limited partner interest, Grape Investors was the single largest limited partner interest holder. Based on unsolicited inquiries from other Limited Partners at or about the same time, the General Partner believed that other Limited Partners also may wish to enter into a settlement in order to receive the return of their ratable share of funds being retained in the Partnership.

      On October 27, 2000, therefore, defendants sought permission of the Delaware court to communicate an offer to settle to individual limited partners of the Partnership. Plaintiff's counsel opposed that motion. On December 4, 2000, the Delaware court ruled that defendants could communicate an offer to settle to individual limited partners.

      Thereafter, on December 12, 2000, the Partnership and the General Partner mailed to the limited partners an offer to settle this lawsuit and all other claims (including the Madison Partnership Liquidity Investors Litigation referenced below) for payment of each settling limited partner's pro rata share of the proceeds available for distribution from liquidation of the Partnership's properties (approximately $85 per $1,000 of original investment interest) plus a nominal payment of $1.00 from the General Partners for an assignment of all of a settling limited partner's interest in the Partnership to the General Partner. Limited partners holding approximately 44% of the interests (including the Grape Investors Settlement) in the Partnership settled on these terms.

      The aggregate distribution in connection with the December 12, 2000 offer was approximately $2,107,000.

      On March 6, 2001, all of the defendants other than the Partnership and the general partners filed a motion to be dismissed from the case. Plaintiff filed responsive papers. The court held oral argument on the matter, and has taken the matter under submission.

      Madison Partnership and ISA Partnership Litigation

      On April 2, 1999, Madison Partnership Liquidity Investors XVI, LLC and ISA Partnership Liquidity Investors filed a purported class and derivative action in the California Superior Court in Orange County, California against Damson Birtcher Partners, Birtcher/Liquidity Properties, Birtcher Partners, Birtcher Investors, Birtcher Investments, Birtcher Limited, Breicorp, LF Special Fund II, L.P., Liquidity Fund Asset Management, Inc., Robert M. Anderson, Brent R. Donaldson, Arthur B. Birtcher, Ronald E. Birtcher, and Richard G. Wollack, Defendants, and Damson/Birtcher Realty Income Fund-I, Damson/Birtcher Realty Income Fund-II, and Real Estate Income Partners III, Nominal Defendants. The complaint asserts claims for breach of fiduciary duty and breach of contract. The gravamen of the complaint is that the General Partners of these limited partnerships have not undertaken all reasonable efforts to expedite liquidation of the Partnerships' properties and to maximize the returns to the Partnerships' limited partners. The complaint seeks unspecified monetary damages, attorneys' fees and litigation expenses, and an order for dissolution of the partnerships and appointment of an independent liquidating trustee.

      On August 14, 2000, plaintiffs petitioned the court for an order certifying the action as a class action. Plaintiffs also asked the court to issue a writ mandating that the Partnership immediately distribute all liquidation proceeds to the limited partners. On December 19, 2000, the court denied both motions. The case is currently proceeding only as a derivative action. At a status conference on May 25, 2001, the plaintiffs asked for the court to set a trial date approximately one year later. The court set the trial for May 6, 2002.

      On August 10, 2001, defendants filed a motion for summary adjudication of plaintiff's claim for breach of fiduciary duty. The motion was heard on September 11, 2001. The court has not yet issued a ruling on the motion.

      As noted above, limited partners holding approximately 44% of the interests in the Partnership have settled this (and all other) cases against the Partnership and the General Partner.

      Accrued Expenses for Liquidation

      As of September 30, 2001, the Partnership had accrued expenses for liquidation including estimates of costs to be incurred in carrying out the dissolution and liquidation of the Partnership through September 30, 2002, of $627,000. These costs include estimates of legal fees, accounting fees, tax preparation and filing fees and other professional services. During the three and nine months ended September 30, 2001, the Partnership incurred $74,000 and $238,000, respectively, of such expenses.

      The actual costs could vary significantly from the accrued amounts due to the uncertainty related to the ongoing lawsuits. The accrued expenses for liquidation do not take into consideration the possible outcome of the ongoing lawsuits (aside from estimated attorney fees through September 30, 2002). Such costs are unknown and are not estimable at this time.

      The Partnership is seeking reimbursement of certain litigation expenses and indemnity for any potential liability from its insurers. To date, the insurers have refused to reimburse any expenses and have denied coverage for potential liability, subject to a reservation of rights to reconsider their decision.

      Renewed Offer to Settle

      Concurrently with the filing of this Statement, the Partnership and the General Partner have renewed the Offer to Settle to the Limited Partners who were late in responding to the Partnership's December 12, 2000 offer notice, or who declined to respond.

      The terms of the Offer to Settle are identical to the terms set out in the December 12, 2000 offer notice, except that the amount of Partnership funds you will receive if you accept the Offer to Settle is $76.53 as compared to $85 per $1,000 of original investments due to expenses incurred by the Partnership since the prior offer notice was disseminated in December 2000. Depending on the response to the renewed Offer to Settle, the General Partner on the Partnership's behalf may extend or renew the Offer to Settle in the future. If, however, the Offer to Settle is extended or renewed, the amount of Partnership funds available for payment and distribution to the Limited Partners will be less than described in this Statement as a result of ongoing Partnership expenditures for costs of defense of the pending lawsuits which are the subject of the Offer to Settle and administration of the Partnership.

2.    PURPOSE OF THE OFFER TO SETTLE

      The purpose of the Offer to Settle is to enable the Partnership to pay and distribute to the Limited Partners who choose to accept it their ratable share of the remaining funds held the Partnership even though the pending lawsuits against the Partnership, the General Partner and other defendants remain unresolved. By agreeing to settle the lawsuits and release the Partnership and the other defendants, settling Limited Partners will be able to receive an immediate distribution of their full ratable share of the remaining proceeds from the prior sale of the Partnership's portfolio of properties.

      Limited Partners are free to accept or reject the Offer to Settle. Limited Partners who choose not to accept the Offer to Settle will remain as Limited Partners and, as such, will be entitled to participate in any future settlement amount or award to the plaintiffs in the lawsuits. In the meantime, however, nonaccepting Limited Partners will be subject to depletion of the remaining Partnership funds by expenditures in defense of the lawsuits, as well as ongoing costs and expenses of administering the Partnership. Depending upon how long the lawsuits remain unresolved, the terms of any settlement of the lawsuits or eventual judgment rendered in the lawsuits and other factors that cannot be predicted, nonaccepting Limited Partners may receive less or more in the way of a settlement or judgment in the lawsuits than is being offered pursuant to the Offer to Settle.

3.    TERMS OF THE SETTLEMENT AGREEMENT

      Under the terms of the Settlement Agreement, a Limited Partner who accepts the Offer to Settle will completely discharge, dismiss with prejudice, settle and release all of the "Settled Claims" as defined in the Settlement Agreement. The Settled Claims generally include all claims, actions or causes of action, suits and issues of any kind or nature whatsoever, whether contingent or absolute, suspected or unsuspected, that have been or could have been asserted in the pending lawsuits or otherwise by or on behalf of the Limited Partners. The Settlement Agreement also contains a general release by which a Limited Partner releases, as part of the Settled Claims, claims that the Limited Partner does not know of or suspect. The Settled Claims, however, do not include the right of the limited Partners to enforce the terms of the Offer to Settle or the Settlement Agreement.

      In order for the settlement under the Settlement Agreement to be effective, a Limited Partner must assign to the General Partner its residual limited partner interest in the Partnership and represent and warrant that it has good title to the assigned interest.

      The foregoing summary of the Settlement Agreement is qualified in its entirety by reference to the copy of the Settlement Agreement that accompanies this Statement, because it and not this Statement is the legal document that governs the settlement.

4.    CERTAIN EFFECTS OF THE OFFER TO SETTLE

      The limited partner interests currently are registered under Section 12(g) of the Securities Exchange Act of 1934, and the Partnership files periodic reports with the Securities and Exchange Commission respecting the limited partner interests.

      As of the date of this Statement, there were 4,296 Limited Partners of record. Depending on how many Limited Partners accept the Offer to Settle, there may be fewer than 300 limited partners following the Expiration Date, in which event the limited partners interests would become eligible for deregistration under Section 12(h) of the Securities Exchange Act of 1934. We intend to deregister the limited partner interests if they become eligible for deregistration in order to save the costs and expenses of complying with Securities and Exchange Commission reporting requirements. If limited partner interests are deregistered, there will be little or no public information available in the future with respect to the Partnership or limited partner interests.

      The California lawsuit is scheduled for trial beginning in May 2002. No trial date has been set in the Delaware action. Absent a settlement, which cannot be predicted, the lawsuits are likely to proceed to trial, which may be lengthy and expensive. If a trial ensues, we anticipate that a substantial portion of the Partnership's remaining funds will be depleted in the defense and resolution of the lawsuits. As a result, unless the plaintiff in the lawsuits is successful in obtaining an award of money damages against the General Partner or other defendants for which the General Partner and other defendants are not entitled to be indemnified by the Partnership, and unless and until such an award is actually paid, or unless and until there is a settlement of these lawsuits that involves a payment to plaintiffs, Limited Partners who choose not to accept the Offer to Settle are likely to receive little or no further payments or distributions from the Partnership. Reference is hereby made to the Offer Notice, which is incorporated herein by reference.

      The Partnership has sold all of its properties and is in the process of winding up. It has no business or operations apart from its defense of the pending lawsuits and administration of the Partnership's remaining proceeds from the prior sale of its properties. Once the remaining funds held by the Partnership are expended or distributed to the Limited Partners, the Partnership will wind up and terminate as contemplated in the Partnership Agreement.

5.    CONFLICT OF INTEREST AND POSITION OF THE GENERAL PARTNER

      The General Partner believes that the allegations in the pending lawsuits are without merit, and it intends to vigorously defend such lawsuits on behalf of itself and the other defendants. The General Partner also believes that the Partnership has a duty under the Partnership Agreement to indemnify the General Partner and the other named defendants out of the remaining funds held by the Partnership for any liability, cost and expense incurred by the General Partner and the other defendants in connection with the pending lawsuits. It is this possible obligation of the Partnership to indemnify the General Partner and the other defendants that precludes the Partnership from making a current payment and distribution to the Limited Partners of the remaining funds held by the Partnership. By agreeing to the Offer to Settle, pursuant to the Settlement Agreement the settling Limited Partners will relinquish any right to participate in the lawsuits pending against the Partnership, the General Partner and the other defendants, which would remove the sole existing impediment to the Partnership's current distribution of such funds to the settling Limited Partners.

      The General Partner and its partners, and certain of their respective directors and executive officers, are named defendants in the pending lawsuits which are the subject of the Offer to Settle. The General Partner, therefore, has an inherit conflict of interest in making any recommendation with respect to the decision whether to accept the Offer to Settle. In addition, the outcome of the pending lawsuits, including the possibility of a judgment or award in favor of the plaintiffs can not be predicted. For these reasons, the General Partner makes no recommendation with respect to the Offer to Settle. The General Partner nonetheless believes that the terms of the Offer to Settle are fair to the Limited Partners for the following reasons:

      - Under the terms of the Partnership's partnership agreement, the remaining funds held by the Partnership are to be distributed to the Limited Partners once the Partnership has provided for all liabilities and obligations of the Partnership, including contingent liabilities. The Offer to Settle, if accepted, will enable the Partnership to pay and distribute its remaining funds to the settling Limited Partners and, in so doing, accomplish this final purpose of the Partnership.

      - Limited Partners who do not accept the Offer to Settle will remain as Limited Partners with the right to participate in any future settlement amount or award that may eventually be rendered in favor of the plaintiffs in the pending lawsuits, subject to the risks that no such amount or award will be forthcoming and that the Partnership's remaining funds will be depleted in the process of defending and resolving the lawsuits.

      The General Partner also believes that the Offer to Settle is fair procedurally to the Limited Partners because:

      - Each Limited Partner is free to choose whether to accept the Offer to Settle.

      - The effectiveness of the Offer to Settle is not conditioned upon any minimum rate of acceptance by the Limited Partners.

      - The prior offer to settle was first distributed to the Limited Partners in December 2000 after notice to the plaintiff in the pending lawsuits and a hearing in which the Delaware court authorized the dissemination of the Offer Notice. As part of its order, the Delaware court required us to include the written statement of the plaintiff's counsel so that the Limited Partners would have the benefit of the plaintiff's views on the merits of the lawsuits and the Offer to Settle. See the Offer Notice.

                               THE OFFER TO SETTLE

1.    EXTENSION OF THE OFFER TO SETTLE

      The Partnership is offering to pay and distribute to the Limited Partners their full ratable share of the remaining funds held by the Partnership in return for their agreement to settle the class action and derivative lawsuits pending against the Partnership, the General Partner and other named defendants. As part of the Partnership's offer, the General Partner will pay each Limited Partner who accepts the offer the nominal amount of $1.00 in exchange for an assignment of the Limited Partner's residual interest in the Partnership representing the right, if any, of the Limited Partner to participate in any future settlement amount or award to the plaintiff in the pending lawsuits or any similar lawsuits.

      The terms and conditions of the Offer to Settle are described in the Offer Notice, the Settlement Agreement and this Statement.

2.    PROCEDURE FOR ACCEPTING THE OFFER TO SETTLE

      In order to accept the Offer to Settle, the signature page to the accompanying Settlement Agreement must be signed and delivered to the Information Agent in time that it is received before the Expiration Date at the address set forth on the back cover of this Statement.

      The method of delivery of the signed signature page is at the election and risk of the Limited Partner. If delivery is by mail, registered mail with return receipt requested, is recommended.

      All questions as to the validity, form and eligibility (including time of receipt) of any acceptance of the Offer to Settle will be determined by the General Partner, in its sole discretion, which determination will be final and binding on all parties. The General Partner reserves the absolute right to reject any or all acceptances determined by it not to be in proper form. The General Partner also reserves the absolute right to waive any defect or irregularity in any acceptance of the Offer to Settle. None of the Partnership, the General Partner, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities, and none of them will incur any liability for failure to give any such notice.

3.    REVOCATION RIGHTS

      A Limited Partner can revoke its acceptance of the Offer to Settle at any time before the Partnership has paid and distributed Partnership funds to the Limited Partner pursuant to the Offer to Settle. For a revocation to be effective, the Information Agent must timely receive, in person or via facsimile at its address set forth on the back cover of this Statement, a written revocation notice. Any revocation notice must specify the name of the Limited Partner whose acceptance is being revoked.

      All questions as to the form and validity (including time of receipt) of notices of revocation will be determined by the General Partner, in its sole discretion, which determination shall be final and binding on all parties. None of the Partnership, the General Partner, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any revocation, and none of them will incur any liability for failure to give any such notice. A revocation of an acceptance may be rescinded at any time prior to the Expiration Date by following the same procedures as described above for revoking an acceptance of the Offer to Settle.

4.    PAYMENT AND DISTRIBUTION OF PARTNERSHIP FUNDS

      Upon the terms and subject to the conditions of the Offer to Settle, as soon as practicable after the Information Agent's receipt of a Limited Partner's signed signature page to the Settlement Agreement, the Partnership will pay and distribute to the Limited Partner at the address shown on the Partnership's books and records $76.53 for each $1,000 limited partner interest in the Partnership, plus $1.00.

5.    DESCRIPTION OF LIMITED PARTNER INTERESTS

      Limited partner interests are not listed for trading on any stock exchange or quotation system, and there is no established trading market for the limited partner interests. As of the date of this Statement, there were 4,296 Limited Partners of record.

6.    BACKGROUND AND PURPOSE OF THE OFFER TO SETTLE

      The terms of the Offer to Settle are identical to the terms set out in the Partnership's December 12, 2000 offer notice, except that the amount of Partnership funds you will receive if you accept the Offer to Settle is $76.53 as compared to $85 per $1,000 of original investment, due to expenses incurred by the Partnership since the prior offer notice was disseminated in December 2000. Depending on the response to the renewed Offer to Settle, the General Partner on the Partnership's behalf may extend or renew the Offer to Settle in the future. If, however, the Offer to Settle is extended or renewed, the amount of Partnership funds available for payment and distribution to the Limited Partners may be less than described in this Statement as a result of ongoing Partnership expenditures for costs of defense of the pending lawsuits which are the subject of the Offer to Settle and administration of the Partnership.

      The purpose of the Offer to Settle is to enable the Partnership to pay and distribute to the Limited Partners who choose to accept it their ratable share of the remaining funds held the Partnership even while the lawsuits pending against the Partnership, the General Partner and other defendants remain unresolved. By agreeing to settle the lawsuits and release the Partnership and the other defendants, settling Limited Partners will be able to receive an immediate distribution of their full ratable share of the remaining proceeds from the prior sale of the Partnership's portfolio of properties. Limited Partners who choose not to accept the Offer to Settle will remain as Limited Partners and, as such, may be entitled to participate in any settlement amount or award eventually realized by the plaintiffs in the lawsuits. In the meantime, however, nonaccepting Limited Partners would be subject to depletion of the remaining Partnership funds by expenditures in defense of the lawsuits, as well as ongoing costs and expenses of administering the Partnership. Depending upon how long the lawsuits remain unresolved, and the terms of any settlement of the lawsuits or eventual judgment rendered in the lawsuits and other factors that can not be predicted, nonaccepting Limited Partners may receive less or more in the way of a settlement or judgment in the lawsuits than is being offered pursuant to the Offer to Settle.

7.    CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

      The Partnership was organized on December 9, 1985. The Partnership has been in liquidation since March 14, 1997, when a majority in interest of the limited partners approved the dissolution of the Partnership and sale of all its properties. As of December 1999, the last of the Partnership's properties had been sold.

      The Partnership's executive offices are located at 27611 LaPaz Road, Laguna Nigel, California 92656, and its telephone number is (949) 643-7700.

      Summary Financial Information

      Set forth below is the summary financial information for the Partnership for the years ended December 31, 2000 and 1999. The information has been derived from, and should be read in conjunction with, the audited financial statements (including the related notes thereto) included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Form 10-K"). The summary financial information for the three-month periods ended September 30, 2001 and 2000 and has been derived from, and should be read in conjunction with, the unaudited financial statements for such periods included in the Partnership's Quarterly Report on Form 10-Q for the period ended September 30, 2001 (the "Form 10-Q"). Such summary financial information is qualified in its entirety by reference to such reports and all financial statements and related notes contained therein. The Form 10-K and the Form 10-Q are available for examination, and copies may be obtained, in the manner set forth below under "Available Information."

      The financial information for the nine-month periods ended September 30, 2001 and 2000 has not been audited and, in the opinion of the General Partner, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information.

                                                                           Nine Months Ended
                                                Years Ended                  September 30
                                        ---------------------------   ---------------------------
                                            2000           1999           2001           2000
                                        ------------   ------------   ------------   ------------
Property Operating Income (Loss), net   $          -   $    929,000   $          -   $          -
Distributions to Partners               $  4,102,000   $  6,854,000   $          -   $  1,752,000
Net Assets in Liquidation               $  2,558,000   $  6,874,000   $  2,335,000   $  5,334,000

      Available Information

      The Partnership is subject to certain reporting requirements of the Exchange Act of 1934, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the Securities and Exchange Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission.

      Pursuant to Rule 13e-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, the Partnership and the General Partner have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3"), together with exhibits thereto, furnishing certain additional information with respect to the Offer to Settle. This Statement does not contain all the information contained in the
Schedule 13E-3 and the exhibits thereto, certain portions of which are omitted as permitted by the rules and regulations of the SEC.

8.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      As of September 30, 2001, the General Partner was the beneficial owner of certain limited partner interests acquired as a result of the prior settlement with Limited Partners. None of the partners of the General Partner or their respective partners, directors or executive officers owns any limited partner interests.

                    Name and address of     Amount and nature of     Percent of
Title of Class        beneficial owner    beneficial ownership (1)    Class (1)
----------------    -------------------   ------------------------   ----------
Limited Partner     Birtcher/Liquidity          $27,663,966             43.54%
   Interests (2)    Properties
                    27611 La Paz Road
                    Laguna Niguel, CA

(1)   Based upon original invested capital.
(2) Represents only the right to participate in any future settlement amount or award to plaintiffs in the pending lawsuits or any similar lawsuits.

9.    SOURCE AND AMOUNT OF FUNDS

      The funds to be paid and distributed by the Partnership to Limited Partners who accept the Offer to Settle constitute the remaining proceeds from the prior sale of the Partnership's properties that have been retained in the Partnership to meet the Partnership's possible indemnification obligations relating to the pending lawsuits and for ongoing administrative expenses pending the resolution of the lawsuits. As noted, each Limited Partner who accepts the Offer to Settle also will receive a nominal payment of $1.00 from the General Partner's own funds. Reference is hereby made to the Offer Notice.

10.   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary under currently applicable law of the material federal income tax considerations generally applicable to Limited Partners who accept the Offer to Settle. The summary is based upon the opinion of Troy & Gould Professional Corporation. See "The Offer to Settle - 16. Legal Opinion." The tax treatment described herein may vary depending upon each Limited Partner's particular circumstances. This discussion does not address the effect of any applicable foreign, state, local or other tax laws.

      The receipt of funds pursuant to the Offer to Settle will be taxable to you for federal income tax purposes to the extent, if any, that the funds exceed your tax basis in your limited partner interest.

      EACH LIMITED PARTNER SHOULD CONSULT SUCH LIMITED PARTNER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF ACCEPTING THE OFFER TO SETTLE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

11.   TRANSACTIONS AND ARRANGEMENTS CONCERNING THE LIMITED PARTNER INTERESTS

      Reference is made to "Schedule I. The General Partner and its Affiliates." During the last five years, neither the Partnership nor the General Partner or, to their knowledge, any of the partners of the General Partner or any of their respective directors or executive officers, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of those laws.

      Based upon the Partnership's records and upon information provided to the Partnership by the General Partner and its partners and their respective directors, executive officers and affiliates, neither the Partnership nor the General Partner or, to the knowledge of the Partnership and the General Partner, any of the partners of the General Partner or their respective directors or executive officers, any person controlling the Partnership or the General Partner, or any associate of any of the foregoing, has effected any transactions in the limited partner interests during the 60 days prior to the date hereof.

      Neither the Partnership nor the General Partner or, to the knowledge of the Partnership and the General Partner, any of the partners of the General Partner or their respective directors, executives, officers and affiliates, or any person controlling the Partnership or the General Partner, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer to Settle with respect to any securities of the Partnership (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

      Since the approval of the February 18, 1997 Consent Solicitation, the General Partner had been evaluating possible sales of Partnership properties, individually and as a portfolio, to liquidate and wind up the Partnership. On April 30, 1998 the General Partner accepted an offer to purchase all of the Partnership's properties for $12,560,000 from Abbey Investments, Inc. ("Abbey"), which was subject to certain customary contingencies, including due diligence review by the purchaser and negotiation of a definitive Purchase and Sale Agreement. On November 9, 1998, the Partnership and Abbey entered into a definitive Purchase and Sale Agreement, for an adjusted purchase price of $12,300,000. Abbey thereafter requested a material reduction in the purchase price, which the Partnership did not agree to. Therefore, in late January 1999, the sale to Abbey was terminated.

      On April 30, 1999, the Partnership and Praedium Performance Fund IV ("Praedium") executed a Purchase and Sale Agreement to sell all of the Partnership's properties except its interest in Cooper Village to Praedium for $9,350,000. Praedium deposited $34,500 into escrow, pending completion of its due diligence inspection and review. Praedium's contingency period expired on June 14, 1999. During and after the contingency period, Praedium, in a series of negotiations with the Partnership, sought reductions in the purchase price of the properties. During this time, the General Partner negotiated with Praedium, and also sought other purchasers for the properties, both individually and as a group. Finally, in late July 1999, the Partnership declined Praedium's offer to purchase the properties for a materially reduced purchase price and terminated its dealings with Praedium.

      During the last half of 1999, the Partnership sold its three remaining properties (including its 58% interest in Cooper Village Shopping Center) in three separate transactions.

      Except as described above, since the commencement of the Partnership's second full fiscal year preceding the date of the Offer to Settle, no contacts or negotiation concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Partnership, an election of the General Partner, or a sale or other transfer of a material amount of assets of the Partnership, has been entered into or occurred between any affiliates of the Partnership or the General Partner or between the Partnership or any of its affiliates and any unaffiliated person.

12.   CERTAIN REGULATORY APPROVALS; APPRAISAL RIGHTS

      We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required in connection with the Offer to Settle. We intend to make all required filings under the Securities Exchange Act of 1934.

      No appraisal rights are available in connection with the Offer to Settle.

13.   CERTAIN EFFECTS OF THE OFFER TO SETTLE

      The limited partner interests currently are registered under Section 12(g) of the Securities Exchange Act of 1934, and the Partnership files periodic reports with the Securities and Exchange Commission respecting the limited partner interests.

      As of the date of this Statement, there were 4,296 Limited Partners of record. Depending on how many Limited Partners accept the Offer to Settle, there may be fewer than 300 limited partners following the Expiration Date, in which event the limited partners interests would become eligible for deregistration under Section 12(g)(h) of the Securities Exchange Act of 1934. We intend to deregister the limited partner interests if they become eligible for deregistration in order to save the costs and expenses of complying with Securities and Exchange Commission reporting requirements. If limited partner interests are deregistered, there will be little or no public information available in the future with respect to the Partnership or limited partner interests.

      The California lawsuit is scheduled for trial beginning in May 2002. No trial date has been set in the Delaware action. Absent a settlement, which cannot be predicted, the lawsuits are likely to proceed to trial, which may be lengthy and expensive. If a trial ensues, we anticipate that a substantial portion of the Partnership's remaining funds will be depleted in the defense and resolution of the lawsuits. As a result, unless the plaintiff in the lawsuits is successful in obtaining an award of money damages against the General Partner or other defendants for which the General Partner and other defendants are not entitled to be indemnified by the Partnership, and unless and until such an award is actually paid, Limited Partners who choose not to accept the Offer to Settle are likely to receive little or no further payments or distributions from the Partnership. Reference is hereby made to the Offer Notice, which is incorporated herein by reference.

      The Partnership is in liquidation. It has no business or operations apart from its defense of the pending lawsuits and administration of the Partnership, and has no assets other than the remaining proceeds from the prior sale of its properties. Once the remaining funds held by the Partnership are expended or distributed to the Limited Partners, the Partnership will wind up and terminate as contemplated in the Partnership's Agreement.

14.   EXTENSION OF EXPIRATION DATE; RENEWAL OF OFFER TO SETTLE

      We expressly reserve the right, in the General Partner's sole discretion, at any time or from time to time, to extend the Expiration Date for acceptances of the Offer to Settle. We also may elect, in the General Partner's discretion, to renew the Offer to Settle at a later time. If, however, the Offer to Settle is extended or renewed, the amount of Partnership funds available for payment and distribution to the Limited Partners will be less than described in this Statement as a result of ongoing Partnership expenditures for costs of defense of the pending lawsuits which are the subject of the Offer to Settle and administration of the Partnership.

15.   FEES AND EXPENSES

      We have retained ACS Securities Services, Inc. as Information Agent in connection with the Offer to Settle. The Information Agent will each receive reasonable and customary compensation for customary services in connection with the Offer to Settle and will be reimbursed for customary and reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information has not been retained to, or is authorized to, make solicitations or recommendations in connection with the Offer to Settle.

      We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting acceptances of the Offer to Settle. We will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to Settle to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as an agent for the Partnership or the General Partner for the purpose of the Offer to Settle.

      Estimated costs and fees in connection with the Offer to Settle, all of which are the obligation of the Partnership, are as follows:

      Information Agent fees and expenses...............     $  6,000
      Filing fees.......................................          549
      Legal, accounting, and other professional fees....        9,000
      Printing and distribution costs...................       19,000
      Miscellaneous.....................................        1,000
                                                             --------

           TOTAL........................................     $ 35,549
                                                             ========

      The above amounts are estimates only, and actual expenditures may vary from the estimates depending on the circumstances.

16.   LEGAL MATTERS

      Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion regarding the matters summarized under "The Offer to Settle
- 10. Material Federal Income Tax Considerations."

17.   EXPERTS

      The Partnership's financial statements incorporated in this Statement by reference to the Partnership's annual report on Form 10-K for the year ended December 31, 2000 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                         REAL ESTATE INCOME PARTNERS III

December 4, 2001

                                   SCHEDULE I

                     THE GENERAL PARTNER AND ITS AFFILIATES

      The following table sets forth information with respect to the General Partner and its partners and their respective directors and executive officers. Each individual listed below is a citizen of the United States.

      The Partnership and the General Partner have no directors or executive officers. The General Partner is a California partnership of which Birtcher Investors, a California partnership, and LF Special Fund I, L.P., a California limited partnership, are the general partners. Under the terms of the General Partner's Partnership Agreement, Birtcher Investors is responsible for the General Partner's day-to-day management of the Partnership's assets and affairs.

      The general partner of Birtcher Investors is Birtcher Investments, a California partnership. Birtcher Investment's general partner is Birtcher Limited, a California limited partnership whose general partner is BREICORP, a California corporation. The principals and relevant officers of BREICORP are as follows:

            Ronald E. Birtcher, Co-Chairman of the Board
            Arthur B. Birtcher, Co-Chairman of the Board
            Robert M. Anderson, Executive Director

      The general partner of LF Special Fund I, L.P., is Liquidity Fund Asset Management, Inc., a California corporation affiliated with Liquidity Financial Group, L.P. The principals and officers of Liquidity Fund Asset Management, Inc. are as follows:

            Richard G. Wollack, Chairman of the Board
            Brent R. Donaldson, President

      The following sets forth certain biographical information with respect to the respective general partners and officers of BREICORP and Liquidity Fund Asset Management, Inc.:

      Arthur B. Birtcher. Arthur B. Birtcher, age 62, is Co-chairman of the Board of the Birtcher Real Estate Group ("Birtcher"). He currently serves as the Chief Acquisition Officer of Birtcher. Mr. Birtcher has served as a Director of Birtcher since 1961, when he joined the family-owned real estate company. During his tenure with Birtcher, Mr. Birtcher has served in a variety of positions in the acquisition, finance and operations areas. Mr. Birtcher serves on the Board of Trustees for the University of San Diego (USD), Mount St. Mary's College and serves as a board member for the Policy Advisory Board of the Center for Real Estate and Urban Economics for the University of California of Berkeley, the International Business Advisors for USD and Orange County United Way. Mr. Birtcher earned a Bachelor of Arts in Business Economics from Claremont Men's College. Mr. Birtcher is the son of Fayette E. Birtcher, the founder of the company. Mr. Birtcher also is a general partner of affiliated partnerships which serve as the general partner of Damson/Birtcher Realty Income Fund-I and Damson/Birtcher Realty Income Fund II, both of which are public partnerships.

      Ronald E. Birtcher. Mr. Birtcher, age 70, was a Co-chairman of the Board of Directors of The Birtcher Organization until 1997, when he retired. Mr. Birtcher was active in the management of all of the Birtcher real estate companies from 1967 until his retirement, and was primarily responsible for the evaluation of proposed real estate development projects, which encompassed architectural design, construction, market research, lease negotiation and sales. He joined The Birtcher Organization in 1951 to engage in the real estate development business with his father, Fayette E. Birtcher, who founded the family business in 1939. He was active in the management of a diversified portfolio of real estate nationwide, with his brother, Arthur B. Birtcher. Mr. Birtcher's many accolades include his 1972 election to Lambda Alpha, an honorary land economics society, in 1988, the Building Industry Association Medal of Honor, the organization's highest award and, in 1991, Entrepreneur of the Year by the United States-Mexico Foundation. Mr. Birtcher's numerous professional affiliations include the National Association of industrial and Office Parks and Lambda Alpha International. Mr. Birtcher also is a general partner of affiliated partnerships which serve as the general partner of Damson/Birtcher Realty Income Fund-I and Damson/Birtcher Realty Income Fund II, both of which are public partnerships.

      Robert M. Anderson. Robert M. Anderson, age 43, is Co-chairman of the Board of the Birtcher Real Estate Group ("Birtcher"). He has served as President and Chief Executive Officer of Birtcher Property Services since 1992. Prior to joining Birtcher in 1988, Mr. Anderson served as a Manager in the Treasury Department of The Irvine Company, as well as a Manager for KPMG Peat Marwick. Mr. Anderson earned a Bachelor of Arts in both Economics and Accounting from Augustana College and has a Master of Business Administration from Harvard Business School. Mr. Anderson is the son-in-law of Arthur Birtcher.

      Richard G. Wollack. Mr. Wollack., age 55, founded the predecessor of Liquidity Financial Group, LP. ("Liquidity Fund"). He currently runs the Global Capital Markets Group (GCMG) for CB Richard Ellis (CBRE) and has responsibility for all of its specialized investment and research products in equity and debt real estate securities. Mr. Wollack is also the Co-Chairman/CEO of Premier Pacific Vineyards (PPV), responsible for setting its strategic direction and planning/implementing its long-term capital structure. PPV's primary business is the development (in co-investment ventures with capital partners) of high quality vineyards. Mr. Wollack is widely known throughout the real estate and financial communities, is involved in numerous industry activities and is a nationally recognized speaker and author. He received a B.A. from University of Illinois and his MBA with distinction, from Stanford Graduate School of Business.

      Brent R. Donaldson. Mr. Donaldson, age 48, is the managing principal of Summit Real Estate Advisors ("Summit"). Summit's business activities follow on the legacy of business conducted at Liquidity Financial Advisors ("LFA"), the investment advisor, broker/dealer subsidiary, where Mr. Donaldson conducted the ongoing business of Liquidity Financial Group ("LFG") for the past twenty years. Summit currently engages in various real estate securities, advisory and broker/dealer functions. He received a B.A. in 1974 from the University of California. Davis and an M.B.A. in 1980 from the Graduate School of Business at the University of California, Berkeley.


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
      Any questions or requests for assistance or for additional copies of this Statement, the Offer Notice or the Settlement Agreement may be directed to the Information Agent at its address and the telephone numbers set forth below. To confirm delivery of your acceptance, Limited Partners are directed to contact the Information Agent.

                The Information Agent for the Offer to Settle is:

                          ACS Securities Services, Inc.

                       Attn: Birtcher/Liquidity Properties
                           3988 N. Central Expressway
                              Building 5, 6th Floor
                                Dallas, TX 75204
                                       or
                                 Call Toll Free
                                 (888) 387-5387